Exhibit 99.2

AMENDMENT

TO

PURCHASE AGREEMENT

This Amendment dated as of January  4, 2011 , to the Purchase Agreement dated as of June 23, 2006, among International Paper Company, a New York corporation (“Seller”), KapStone Paper and Packaging Corporation, a Delaware corporation (“Parent”), formerly known as Stone Arcade Acquisition Corporation, and KapStone Kraft Paper Corporation , a Delaware corporation (“Buyer”).  Capitalized terms used herein which are not defined shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, pursuant to Sections 1.11 and 1.12 of the Purchase Agreement, under certain conditions, Parent is required to cause Buyer to pay Seller Contingent Earnout A and Contingent Earnout B (the “Earnout Amounts”);

WHEREAS, the Earnout Amounts are to be paid within thirty (30) days after final determination of the EBITDA of the Business for all of the Earnout Periods;

WHEREAS, the final Earnout Period ends January 2, 2012, and the approximate date of the payment of the Earnout Amounts is April 16, 2012;

WHEREAS, upon Buyer’s sale of its dunnage products business located in Fordyce, Arkansas, in March of 2009, Buyer made a Contingent Earnout A payment to Seller in the amount of Three Million Nine Hundred Seventy-Seven Thousand Dollars ($3,977,000) thereby reducing the amount of the final Contingent A payment;

WHEREAS, Parent and Buyer project that the sum of the remaining Earnout Amounts to be paid at the end of the Earnout Periods is Fifty-Four Million Nine Hundred Eighty-Nine Thousand Eight Hundred and Thirty-Three Dollars ($54,989,833) (the “Remaining Balance”); and

WHEREAS, the Parties desire to amend the Purchase Agreement to provide for the early payment of the Remaining Balance.

NOW THEREFORE, in consideration of the foregoing and the respective agreements and conditions hereinafter set forth, the Parties agree as follows:

1.               Parent shall have the right to cause Buyer to pay Seller the amount of $49,700,000  on  January 4, 2011 (“Final Earnout Payment”).  The amount of the Final Earnout Payment  represents the Remaining Balance discounted to present value from April 16, 2012, to January 4, 2011.

2.               Seller agrees that upon payment in full of the Final Earnout Payment, Parent shall be relieved of its obligation to cause Buyer to pay, and Buyer shall be relieved of its obligation to pay, the Earnout Amounts pursuant to Sections 1.11, 1.12 and 1.16 of the Purchase Agreement.

3.               Except as set forth in this Amendment, and in the letter agreement between the Parties dated July 30, 2008, the Purchase Agreement remains unchanged.

4.               This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but a single instrument.

IN WITNESS WHEREOF, the Parties have each executed this Amendment to Purchase Agreement as of the date first set forth above.

KAPSTONE PAPER AND PACKAGING CORPORATION

By:	/s/ Roger W. Stone

Name:	Roger W. Stone

Title:	Chairman and CEO

KAPSTONE KRAFT PAPER CORPORATION

By:	/s/ Roger W. Stone

Name:	Roger W. Stone

Title:	Chairman and CEO

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy

Name:	C. Cato Ealy

Title:	Senior Vice President